Exhibit 99.1

Brag House Provides Update on Status of Form 10-K Filing and Reiterates Commitment to SEC Compliance Obligations

NEW YORK – April 23, 2025 – Brag House Holdings, Inc. (NASDAQ: TBH), a pioneering media-tech platform at the intersection of gaming, college sports, and social interaction, continues to diligently work on its Form 10-K for the fiscal year-ended December 31, 2024 following the successful completion of its initial public offering in March 2025 and intends to file the 2024 Form 10-K in the coming days.

Given the recency of our initial public offering, we needed additional time to complete certain disclosures and analyses to be included in the 2024 Form 10-K. As anticipated, we received a notice from the Nasdaq Stock Market on April 17, 2025 notifying the Company that it is not in compliance with the periodic filing requirements for continued listing set forth in Nasdaq Listing Rule 5250(c)(1) because the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 was not filed with the Securities and Exchange Commission by the required due date of April 15, 2025. The Company expects to file its 2024 Form 10-K before the date it would have to submit a compliance plan on June 16th to Nasdaq for continued listing.

Brag House is excited to have entered the public markets and takes its SEC reporting obligations seriously. In addition to our commitment to legal compliance and good corporate governance, we continue to focus on our upcoming revenue-generating tournaments and broader business momentum.

About Brag House

Brag House is a leading media technology gaming platform dedicated to transforming casual college gaming into a vibrant, community-driven experience. By seamlessly merging gaming, social interaction, and cutting-edge technology, the Company provides an inclusive and engaging environment for casual gamers while enabling brands to authentically connect with the influential Gen Z demographic. The platform offers live-streaming capabilities, gamification features, and custom tournament services, fostering meaningful engagement between users and brands. For more information, please visit www.braghouse.com.

Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. These statements are subject to uncertainties and risks including, but not limited to, the risk factors discussed in the “Risk Factors” section of the Company’s filings with the SEC. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations that arise after the date hereof, except as may be required by law.

Media Contact:

Fatema Bhabrawala

Director of Media Relations

fbhabrawala@allianceadvisors.com

Investor Relations Contact:

Adele Carey

VP, Investor Relations

ir@thebraghouse.com